Ex-99.3 a)

March 30, 2001


Ms, Sandra Tavegia
Wells Fargo Bank Minnesota, NA
Corporate Trust Services
11000 Broken Land Parkway
Columbia, MD 21044-3562


RE:      OFFICERS STATEMENT OF COMPLIANCE
         YEAR ENDING 2000
         SERIES 1999-J1

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Please find below our annual Officers Statement of Compliance for the year ending 2000 with respect to the mortgage loans serviced by GMAC Mortgage Corporation ("GMACM") for your institution.

1. A review of the activities of the Seller / Servicer during the preceding calendar year and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's supervision, and

2. To the best of the undersigned Officer's knowledge, based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year, or if there has been a default in the fulfillment of any such obligation, such default is listed below, and

3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J and 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property.


KNOWN DEFAULT             STATUS             STEPS BEING TAKEN TO CURE DEFAULT
-------------             ------             ---------------------------------

   (None)



Servicer:         GMAC Mortgage Corporation
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By:               /s/ Michael Kacergis
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Name              Michael Kacergis
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Title:            Assistant Vice President
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Date:             March 30, 2001
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